Contact:	David Taylor Chief Financial Officer (336) 335-7668 Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS SECOND QUARTER 2010 RESULTS

GREENSBORO, NC, July 26, 2010—Lorillard, Inc. (NYSE:LO) today reported results for the quarter ended June 30, 2010.

Highlights

Because of the unusual wholesale shipment patterns in 2009 which distort quarter over quarter comparisons in the first two quarters of 2010, it may be useful for investors to also compare the first six months of 2010 with the same period in 2009 in order to give appropriate context to the 2010 second quarter.

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Net sales were $1.520 billion for the second quarter of 2010, compared to $1.519 billion for the second quarter of 2009.  Net sales excluding excise taxes were $1.038 billion for the second quarter of 2010 compared to $1.033 billion for the second quarter of 2009.  Net sales excluding excise taxes for the first six months of 2010 increased $159 million to $1.960 billion from $1.801 billion in the same period of 2009.

•	Operating income in the second quarter decreased 2.4% from the same quarter of 2009 to $445 million, but increased 10.1% to $827 million for the first six months of 2010, compared to the 2009 period.

•	Earnings per diluted share increased 1.2% to $1.73 for the quarter, and increased 15.0% to $3.22 for the first six months, compared to 2009 periods.

•
Lorillard’s second quarter domestic wholesale shipments decreased 0.6% compared to the same period in 2009 versus a 7.1% decline in total domestic wholesale industry shipments. Lorillard’s domestic wholesale shipments increased 5.3% in the first six months of 2010 compared to 2009, while total domestic wholesale industry shipments declined 4.9%.

•	Lorillard’s domestic retail market share increased by 1.0 share points over the year ago period to 12.8%.

•	Newport domestic retail market share increased by 0.5 share points over the year ago period to 10.9%.

•	The Company completed a $1 billion debt offering including $750 million of Senior Notes due 2020 and $250 million of Senior Notes due 2040.

•	The Company repurchased approximately 1.8 million shares and paid a cash dividend of $1.00 per share.

“We are extremely pleased with our performance for the second quarter of this year when considering the unique circumstances that affected the industry during the second quarter of last year,” stated Martin Orlowsky, Chairman, President and Chief Executive Officer.  “On a relative basis, Lorillard outperformed the industry in each of the first two quarters of this year and achieved record retail market shares for the total brand portfolio and specifically, Newport.  Newport increased its penetration of the total domestic market as well as the menthol category.  While there continue to be pressures exerted on the industry as a consequence of state excise tax increases, continued smoking restrictions, and the nature of the economy, we will continue to apply the same disciplined strategies to operating and improving our business as we have in the past, and remain focused on our long term strategic objectives.”

Second Quarter 2010 Results

Net sales were $1.520 billion in the second quarter of 2010, compared to $1.519 billion in the second quarter of 2009, an increase of $1 million.  Net sales excluding excise taxes in the second quarter of 2010 increased $5 million, or 0.5% from the second quarter of 2009 as the result of higher average prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction of sales.  Gross profit was $542 million in the second quarter of 2010, or 52.2% of net sales excluding excise taxes compared to $552 million, or 53.4% of net sales excluding excise taxes in the second quarter of 2009.  The decrease in gross profit reflects the higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and the assessment of Food and Drug Administration fees.

Total Lorillard wholesale shipment volume for the second quarter of 2010 of 9.785 billion units decreased 0.9% compared to the second quarter of 2009.  Total domestic industry wholesale shipments decreased an estimated 7.1% for the second quarter of 2010 compared to the second quarter of 2009.  Lorillard’s domestic wholesale shipments decreased 0.6% for the same period.  The decrease in Industry and Lorillard volumes in the second quarter of 2010 as compared to the second quarter of 2009 was in part the result of high volumes of wholesale inventory replenishment in the second quarter of 2009 due to lower wholesale inventories immediately prior to the federal excise tax increase on April 1, 2009.  Newport’s domestic wholesale shipments decreased 3.4%, while Maverick’s domestic wholesale shipments increased 26.5% in the second quarter of 2010 compared to the second quarter of 2009.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the second quarter of 2010 by 0.5 share points to 10.9% from 10.4% in the second quarter of 2009.  See attached table for selected retail share data.

Selling, general and administrative costs were $97 million in the second quarter of 2010 compared to $96 million in the second quarter of 2009.

Interest expense increased $26 million in the second quarter of 2010 compared to the second quarter of 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.1% in the second quarter of 2010 and 2009.

Net income in the second quarter of 2010 was $263 million, or $1.73 per share (basic and diluted), compared to $286 million, or $1.71 per share (basic and diluted) in the second quarter of 2009.  These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the second quarter of 2010 than in the second quarter of 2009 resulting from the share repurchase programs authorized in May 2009, July 2009 and February 2010.  The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.16.

See following table for additional information regarding the impact of excise taxes on reported results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(In millions)
Net sales	$1,520	$1,519	$2,879	$2,436
Less excise taxes	(482)	(486)	(919)	(635)
Net sales excluding excise taxes	1,038	1,033	1,960	1,801

Cost of sales	978	967	1,860	1,499
Less excise taxes	(482)	(486)	(919)	(635)
Cost of sales excluding excise taxes	496	481	941	864

Gross profit	542	552	1,019	937
Percentage of net sales excluding excise taxes	52.2%	53.4%	52.0%	52.0%

Selling, general and administrative	97	96	192	186

Operating income	$445	$456	$827	$751
Percentage of net sales excluding excise taxes	42.9%	44.1%	42.2%	41.7%

First Half 2010 Results

Net sales were $2.879 billion in the first half of 2010, compared to $2.436 billion in the first half of 2009, an increase of $443 million.  $287 million of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes.  Net sales excluding excise taxes in the first half of 2010 increased $159 million, or 8.8% from the first half of 2009 as the result of higher average unit prices, higher net unit sales volume and lower sales promotion costs accounted for as a reduction in net sales.   During the first half of 2010, Lorillard’s domestic wholesale unit shipments increased by 5.3% versus an estimated industry decline of 4.9%.  Gross profit was $1.019 billion, or 52.0% of net sales excluding excise taxes in the first half of 2010, compared to $937 million, or 52.0% of net sales excluding excise taxes in the first half of 2009.  The increase in gross profit reflects an increase in net sales, partially offset by higher federal excise taxes and higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and the assessment of Food and Drug Administration fees.  See attached tables for wholesale and selected retail share data comparing first six months of 2010 and 2009.

Selling, general and administrative costs increased $6 million, or 3.2% in the first half of 2010 to $192 million compared to the first half of 2009.  The increase in the first half of 2010 is primarily due to an increase in compensation expenses.

Interest expense increased $35 million in the first half of 2010 compared to the first half of 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.4% in the first half of 2010 and 2009.

Net income in the first half of 2010 was $495 million, or $3.23 per share basic and $3.22 per share diluted, compared to $470 million, or $2.80 per share (basic and diluted) in the first half of 2009.  These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first half of 2010 than in the first half of 2009 resulting from the share repurchase programs authorized in May 2009, July 2009 and February 2010.  The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.28.

Additional News

On May 20, 2010, Lorillard, Inc. announced a quarterly dividend on its common stock, in the amount of $1.00, payable on June 11, 2010 to stockholders of record as of June 1, 2010.

As of May 26, 2010, the Company completed its $250 million share repurchase that was announced on February 25, 2010 after repurchasing 1.8 million shares in the second quarter 2010 at an average purchase price of $76.88 per share.  Cumulatively, we repurchased 3.3 million shares at an average price of $76.29 under this program.

On June 28, 2010, Lorillard Tobacco Company launched a new website, “Understanding Menthol,” that focuses on the scientific evidence surrounding the public health impact of menthol in cigarettes.

Conference Call

A conference call to discuss the second quarter 2010 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT on Monday, July 26, 2010. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (800) 599-9816 (domestic) or (617) 847-8705 (international).  The passcode for this event is: 99845498.

An online replay will be available at the Company’s website following the call.  If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode: 49184011.  The conference call will be available for replay in its entirety through August 2, 2010.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S.  Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 41 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,520	$1,519	$2,879	$2,436
Cost of sales (a) (b) (c)	978	967	1,860	1,499

Gross profit	542	552	1,019	937
Selling, general and administrative	97	96	192	186

Operating income	445	456	827	751
Investment income	1	1	1	2
Interest expense	(28)	(2)	(37)	(2)

Income before income taxes	418	455	791	751
Income taxes	155	169	296	281

Net income	$263	$286	$495	$470

Earnings per share:
Basic	$1.73	$1.71	$3.23	$2.80
Diluted	$1.73	$1.71	$3.22	$2.80

Weighted average number of shares outstanding:
Basic	152.04	167.66	153.29	167.87
Diluted	152.22	167.79	153.46	167.98

Supplemental information:
(a) Includes excise taxes.	$482	$486	$919	$635

(b) Includes charges to accrue obligations
under the State Settlement Agreements.	311	307	588	554

(c) Includes charges to accrue obligations under the
Federal Assessment for Tobacco Growers.	30	28	56	48

 Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	June 30, 2010	December 31, 2009
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,791	$1,384
Accounts receivable, less allowances of $3 and $3	19	9
Other receivables	25	41
Inventories	317	281
Deferred income taxes	453	466
Other current assets	119	-

Total current assets	2,724	2,181

Plant and equipment	237	237
Prepaid pension assets	67	60
Deferred income taxes	46	48
Other assets	66	49

Total assets	$3,140	$2,575

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$28	$23
Accrued liabilities	388	318
Settlement costs	650	982
Income taxes	4	14

Total current liabilities	1,070	1,337

Long-term debt	1,785	722
Postretirement pension, medical and life insurance benefits	293	300
Other liabilities	46	129

Total liabilities	3,194	2,488

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 174 million and 174 million shares
Outstanding – 152 million and 156 million shares	2	2
Additional paid-in capital	236	234
Earnings retained in the business	1,470	1,282
Accumulated other comprehensive loss	(112)	(121)
Treasury stock at cost, 23 million and 18 million shares	(1,650)	(1,310)

Total shareholders’ equity (deficit)	(54)	87

Total liabilities and shareholders’ equity	$3,140	$2,575

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(All units in thousands)	2010	2009	% Chg	2010	2009	% Chg

Full Price Brands

Total Newport	8,194,823	8,479,761	-3.4	15,704,728	15,321,180	2.5
Total Kent Family	66,612	83,238	-20.0	130,260	151,554	-14.1
Total True	67,662	82,524	-18.0	130,661	148,176	-11.8
Total Max	4,689	5,415	-13.4	8,751	9,711	-9.9

Total Full Price Brands	8,333,786	8,650,938	-3.7	15,974,400	15,630,621	2.2

Price/Value Brands

Total Old Gold	143,130	120,719	18.6	248,700	223,163	11.4
Total Maverick	1,125,030	889,122	26.5	2,081,508	1,532,286	35.8

Total Price/Value Brands	1,268,160	1,009,841	25.6	2,330,208	1,755,449	32.7

Total Domestic Cigarettes	9,601,946	9,660,779	-0.6	18,304,608	17,386,070	5.3

Total Puerto Rico and U.S. Possessions	182,766	210,528	-13.2	343,255	394,326	-13.0

Grand Total	9,784,712	9,871,307	-0.9	18,647,863	17,780,396	4.9

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Pt Chg	2010	2009	Pt Chg

Lorillard	12.8	11.8	1.0	12.7	11.6	1.1

Newport	10.9	10.4	0.5	10.9	10.3	0.6

Total Industry Menthol	30.0	29.4	0.6	30.0	29.1	0.9

Newport Share of Menthol Segment	36.5	35.3	1.2	36.5	35.3	1.2

(1) Unaudited information based on Lorillard’s Proprietary Retail Database